                                                                    Exhibit 99.3

                             CALAMOS OPEN-END FUNDS
                            CALAMOS CLOSED-END FUNDS

     I, James S. Hamman, Jr., Secretary of Calamos Open-End Funds and Calamos Closed-End Funds set forth in Annex A attached hereto (collectively, the "Trusts"), having its principal offices and place of business in Naperville, Illinois, hereby certify that the foregoing is a true and correct copy of the resolutions adopted at the Board of Trustees meeting of the Trusts held on May 16, 2007, and that said resolutions have not been amended or rescinded:

          WHEREAS, the Trust is insured under an investment company blanket bond of ICI Mutual Insurance Company (the "Bond") insuring the Trust and the other Trusts in the Calamos complex (collectively, the "Trusts") against loss in the cumulative aggregate amount of $9,000,000;

          WHEREAS, it is proposed to increase the cumulative coverage amount to $10,875,000;

          WHEREAS, the Trust's board of trustees has considered the adequacy of the Bond with due consideration to (1) the amount and type of coverage provided by the Bond, (2) the value of the assets of each Trust to which any person covered by the Bond might have access, (3) the type and terms of the arrangements made by each Trust for the custody and safekeeping of the assets of each of the Trusts, (4) the nature of the securities in each Trust's portfolio, (5) the nature and method of conducting the operations of each of the Trusts and (6) the accounting procedures and controls of each of the Trusts;

          WHEREAS, the Trust's board of trustees has considered the portion of the premium on the Bond to be paid by the Trust with due consideration to:
     (1) the number of other parties named as insureds; (2) the nature of the business activities of such other parties named as insureds; (3) the amount of the Bond; (4) the amount of the premium for such Bond; (5) the ratable allocation of the premium among all parties named as insureds; (6) the extent to which the share of the premium allocated to each of the Trusts is less than the premium such Trust would have had to pay if it had provided and maintained a single insured bond;

          WHEREAS, the Trust's board of trustees has considered the fairness and reasonableness of the allocations of premium for and proceeds of recovery under the Bond in the proposed Fidelity Bond Insurance Allocation Agreement (the "Fidelity Bond Allocation Agreement") in the form presented to this meeting are equitable to the Trust; and

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          WHEREAS, the Trust's board of trustees is being asked to amend the
     Liability Insurance Allocation Agreement (together with the Fidelity Bond Allocation Agreement, the "Allocation Agreements") to add Calamos Global Dynamic Income Fund as an insured party.

          NOW THEREFORE BE IT RESOLVED, that $10,875,000, or such greater amount as may be necessary for coverage to meet the minimum coverage amount specified in Rule 17g-1 under, the Investment Company Act of 1940, as amended (the "Investment Company Act"), is determined to be a reasonable amount of fidelity bond coverage to be maintained by the Trusts in accordance the Investment Company Act.

          FURTHER RESOLVED, that the form of the Bond is approved.

          FURTHER RESOLVED, that the proposed premium for the Bond, based on each of the Trusts' proportionate share of the premiums that would have been paid if the coverage of the Bond were purchased separately by the Trusts, is fair and reasonable to the Trust and is approved.

          FURTHER RESOLVED, that, in the judgment of the trustees, the allocation of the premium for and proceeds of recovery under the Bond in the Fidelity Bond Insurance Allocation Agreement is equitable to the Trust and is approved.

          FURTHER RESOLVED, that the proposed Allocation Agreements, in the forms presented to this meeting, are approved; any officer of the Trust is authorized to execute and deliver the Allocation Agreements on the Trust's behalf in such form, with such changes therein as may be approved by such officer as being deemed necessary or advisable upon advice of counsel to the Trust, such approval to be evidenced by the officer's execution thereof; and the Secretary shall file with the Trust's records copies of the forms of Allocation Agreements presented to this meeting.

          FURTHER RESOLVED, that the secretary of the Trust is designated as the person to make the filings and to give the notices required by Rule 17g-1(g) under the Investment Company Act.


Dated: 6/7/07                           /s/ James S. Hamman,Jr.
                                        ----------------------------------------
                                        Secretary


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                                     ANNEX A

Open-End Funds
--------------

Calamos Advisors Trust ("Advisors Trust")     - Calamos Growth and Income Portfolio

Calamos Investment Trust ("Investment Trust") - Calamos Blue Chip Fund
                                                Calamos Convertible Fund
                                                Calamos Global Equity Fund
                                                Calamos Global Growth and Income Fund
                                                Calamos Government Money Market Fund
                                                Calamos Growth Fund
                                                Calamos Growth and Income Fund
                                                Calamos High Yield Fund
                                                Calamos International Growth Fund
                                                Calamos Market Neutral Income Fund
                                                Calamos Multi-Fund Blend
                                                Calamos Value Fund

Closed-End Funds
----------------

Calamos Convertible Opportunities and Income Fund ("CHI")
Calamos Convertible and High Income Fund ("CHY")
Calamos Strategic Total Return Fund ("CSQ")
Calamos Global Total Return Fund ("CGO")
Calamos Global Dynamic Income Fund ("CHW")


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